Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 15, 2016, with respect to the combined financial statements of the Sunoco Retail Businesses as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, included in this Current Report of Sunoco LP on Form 8-K.  We consent to the incorporation by reference of said report in the Registration Statements of Sunoco LP on Forms S-3 (File No. 333-203965 and File No. 333-192335) and on Form S-8 (File No. 333-184035).

/s/ GRANT THORNTON LLP

Dallas, Texas

March 30, 2016